Exhibit 10.4

PERFORMANCE UNIT AWARD AGREEMENT
(2018 Award)
THIS PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”), made and entered into as of the 10th day of December, 2015, by and between Piedmont Natural Gas Company, Inc. (the “Company”) and ______________(“Participant”).
WITNESSETH:
WHEREAS, the Company has adopted, and its shareholders have approved, the Piedmont Natural Gas Company, Inc. Incentive Compensation Plan (the “Plan”); and
WHEREAS, on October 15, 2015, the Compensation Committee of the Company’s Board of Directors (the “Committee”) established a three-year performance period under the Plan beginning November 1, 2015 and ending October 31, 2018 (the “2018 Award Performance Period”), and the Committee approved the award of Performance Units for the 2018 Award Performance Period; and
WHEREAS, the Participant has been awarded [•] Performance Units for the 2018 Award Performance Period.
NOW, THEREFORE, in consideration of these premises and the mutual promises contained herein, the parties hereto hereby agree as follows:
1.Subject to the provisions of Section 2 below, the Participant acknowledges that the grant and distribution of the award hereunder is governed by the terms of the Plan, and the terms of the Plan are incorporated into this Agreement in their entirety and made a part hereof by reference. Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Plan. In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control.
2.The Company is party to an Agreement and Plan of Merger with Duke Energy Corporation and Forest Subsidiary, Inc. dated October 24, 2015 (the “Merger Agreement”). Section 2.3(c) of the Merger Agreement provides that if the Performance Units awarded to the Participant pursuant to this Agreement are outstanding as of the closing of the merger and other transactions contemplated by the Merger Agreement, the Performance Units will be converted into a Duke Energy retention stock unit award (“Duke Energy RSU Award”), with the number of shares of Duke Energy common stock subject to such Duke Energy RSU Award equal to 125% of the number of Performance Units multiplied by a fraction, the numerator of which is the merger consideration and the denominator of which is the average of the volume weighted averages of the trading prices of Duke Energy common stock on the New York Stock Exchange on each of the five consecutive trading days ending on (and inclusive of) the trading day that is two trading days prior to the closing date of the merger (rounded down to the nearest whole share). The Duke Energy RSU Awards will be subject to the same vesting schedule and payment terms and similar terms and conditions as apply to the Performance Units, except that the performance-based vesting conditions will cease to apply to the Duke Energy RSU Awards and vesting will be subject to the Participant remaining continuously employed by Duke Energy or its affiliates through the date on which the 2018 Award Performance Period would have ended. The Duke Energy RSU Award will be subject to 100% accelerated vesting upon certain types of terminations of employment and prorated accelerated vesting upon retirement.
The Participant acknowledges and agrees that Section 2.3(c) of the Merger Agreement shall govern and control the conversion of the Performance Units as of the closing of the merger and other transaction contemplated by the Merger Agreement if the Performance Units are outstanding at such time notwithstanding any contrary provision of the Plan or this Agreement.
3.The percentage of the Performance Units awarded to the Participant that shall be distributed to the Participant shall depend on the levels of performance achieved during the 2018 Award Performance Period as set forth on Exhibit A attached hereto. No distributions of Performance Units shall be made with respect to a particular measure of performance if the minimum percentage of the applicable measure of performance is not achieved for the 2018 Award Performance Period as set forth on Exhibit A.
The performance levels achieved for the 2018 Award Performance Period and the percentage of Performance Units to be distributed shall be conclusively determined by the Compensation Committee of the Board of Directors.
Notwithstanding the foregoing, in the event the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason, in either case within a period of one year following the occurrence of a Change in Control and prior to the end of the 2018 Award Performance Period, one hundred percent (100%) of the 2018 Award Performance Units awarded to the Participant hereunder shall be distributed to the Participant without any adjustment for the levels of performance actually achieved during the 2018 Award Performance Period prior to or after the Change in Control.
4.The percentage of Performance Units awarded to the Participant which the Participant shall become entitled to receive shall be distributed in the form of shares of the Company’s common stock (“Shares”), with one earned Performance Unit equal to one Share.
5.The Company shall deduct from any Shares otherwise distributable to the Participant that number of Shares having a value equal to the amount of any taxes required by law to be withheld from awards made under the Plan. The Participant may elect to have the Company withhold a greater number of Shares (up to a maximum of fifty percent (50%) of the Shares distributable to the Participant) for tax withholding.
6.The extent to which the Performance Units are forfeited or remain outstanding in the event the Participant terminates employment with the Company prior to the end of the 2018 Award Performance Period for any reason, including due to the Participant’s death, Disability or Retirement, shall be governed by the terms of the Plan.

7.No award of undistributed Performance Units hereunder to the Participant shall entitle the Participant to any rights as a shareholder of the Company.
8.The Participant’s award under the Plan may not be assigned or alienated. Subject to any limitations under the Plan on transferability, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
9.Neither the Plan, nor this Agreement, nor any action taken under the Plan or this Agreement shall be construed as giving to the Participant the right to be retained in the employ of the Company.
10.Any distribution of Shares may be delayed until the requirements of any applicable laws or regulations or any stock exchange requirements are satisfied. The Shares distributed to the Participant shall be subject to such restrictions and conditions on disposition as counsel for the Company shall determine to be desirable or necessary under applicable law.
11.The Participant may designate a beneficiary or beneficiaries to receive all or part of the Performance Units to be distributed to him/her under the Plan in case of death of the Participant. Any such Performance Units awarded under this Plan shall be distributed to the beneficiary(ies) designated in Exhibit B that is incorporated herein for all purposes. If no beneficiary(ies) is designated, such Performance Units shall be paid to the estate of the Participant.
12.The Committee shall have authority to administer and interpret the Plan and to establish rules for its administration.
13.This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he/she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Except with respect to modifications of the Plan as provided therein, this Agreement can be amended only in writing executed by the Participant and a duly authorized officer of the Company.
14.This Agreement shall be governed by the laws of the State of North Carolina to the extent not preempted by applicable federal law.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed in duplicate as of the date first above written.

PIEDMONT NATURAL GAS COMPANY, INC.

By:
Chairman, President and Chief Executive Officer

By:

_______________________________________
Participant

EXHIBIT A
Performance Measures for the Three-Year Performance
Period beginning November 1, 2015 (2018 Award)

A financial performance target of [•]% compounded annual increase in basic earnings per share (“ESP Growth”) will govern [•]% of the Performance Units awarded.
Total shareholder return (“TSR”) in comparison to the designated industry peer group as approved by the Compensation Committee of the Board of Directors (increase in stock price plus dividends paid over the 2018 Award Performance Period) will govern [•]% of the Performance Units awarded.
The amount of net income returned as a percentage of shareholders equity, or return on equity (“ROE”), will govern [•]% of the Performance Units awarded.

EPS Growth ([•]% Weight)		Relative TSR ([•]% Weight)		ROE ([•]% Weight)
Actual 3-year Compounded EPS Growth %	% of Performance Units Earned	Company’s TSR as a Percentile Ranking Of Peer Group TSR	% of Performance Units Earned	Company’s ROE as a Percentage of Weighted Average Allowed ROE	% of Performance Units Earned

Less than [•]%	0%	Less than 25%	0%	Less than 95%	0%
[•]%	50%	25% - 39%	50%	95%	50%
[•]%	100%	40% - 49%	75%	100%	100%
[•]% or greater	150%	50% - 74%	100%	120% or greater	150%
		75% - 89%	125%
		90% or greater	150%

Note:    EPS Growth and ROE levels between threshold ([•]% and 95%, respectively) and stretch ([•]% and 120%, respectively) will be subject to mathematical interpolation.